FORM  12b-25

Notification  of  Late  Filing

SEC  File  Number: 0-25891

(Check  One)
[  ]  Form  10-K  and  Form  10-KSB  [  ]  Form  20-F
[x ]  Form  10-Q  and  Form  10-QSB  [  ]  Form  N-SAR

For  Period  Ended:   June 30,  2002
                      ---------------

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

For  the  Transition  Period  Ended:
________________________________________________
Read  Attached  Instruction  Sheet  Before Preparing Form. Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
_____________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_____________________________________________


PART  I  --  REGISTRANT  INFORMATION

Full  Name  of  Registrant:
Diversified Product Inspections, Inc.

Former  Name  if  applicable:

3 Main Street Oak Ridge, TN 37830

City,  State  and  Zip  Code
________________________________________________

PART  II  --  RULES  12b-25(b)  and  (c)

If the subject report could not be filed without unreasonable effort expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

X   (a)  The  reasons  described  in  reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
___________________________________________________

PART  III  --  NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


     The  registrant  is  unable  to  file  its Quarterly Report (the "Quarterly
Report") on Form 10-QSB for its fiscal quarter ended June 30, 2002 by the prescribed date of August 14, 2002 without unreasonable effort or expense because the registrant needs additional time to finalize its financial statements and present such information to its auditors. The registrant intends to file its Quarterly Report on or prior to the prescribed extended date.

_____________________________________________________
PART  IV  --  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

John Van Zyll                       865             482-8480
Name                           (Area  Code)  (Telephone  Number)

    (2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify report(s).
                                             (  X  )  Yes    (  )  No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                              (  )  Yes    (  X  )  No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      DIVERSIFIED PRODUCT INSPECTIONS, INC.
                    ________________________________________
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

DATE:  August 13,  2002                        By:    /s/ John Van Zyll
                                                      -------------------
                                                      President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.
If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.